EXHIBIT 99.1

Commentary for the Week Ended May 15, 2009

May 15, 2009
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	-0.21%	-0.74%	-7.28%
Class B Units	-0.23%	-0.77%	-7.56%
Legacy 1 Units	-0.15%	-0.63%	-2.25%
Legacy 2 Units	-0.15%	-0.64%	-2.28%
GAM 1 Units	0.26%	-0.35%	-0.67%
GAM 2 Units	0.25%	-0.36%	-0.70%
GAM 3 Units	0.20%	-0.46%	-0.94%

S&P 500 Total Return Index [2]	-4.88%	1.32%	-1.20%
Lehman Long Government Index [2]	2.15%	0.37%	-9.54%
1	Subject to independent verification
2	Index is unmanaged and is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Sector Commentary

Agriculturals/Softs

Prices in the grains markets moved higher last week.  Excessive rains in Midwestern U.S. farming regions prevented farmers from finishing this season’s plantings and weakened supply forecasts.  In the softs markets, diminished demand put pressure on the sugar markets and drove prices lower.

Currencies

The euro weakened against most major currencies last week as a result of a larger-than-expected contraction in the Eurozone economy.  In the Asian markets, increased risk-aversion prompted buying of the Japanese yen and moved it higher against counterparts.

Energy

Ongoing depressed demand and increased supply in the energy markets put pressure on prices.  Following a number of bearish indicators for the global economy, speculators drove down the price of natural gas and crude oil by nearly 5% and 4% respectively.

Equities

Global equity markets finished predominantly lower last week.  Poor economic data from the U.S. and Europe negated recent forecasts of a speedy economic recovery and weighed on equities.  Weak U.S. retail sales and poor European GDP growth were among the leading drivers behind sector declines.

Fixed Income

Downtrends in the equity markets moved fixed-income prices higher last week.  Investors drove prices in the short- and long-term debt markets up as demand for more risk-averse investments increased.

Metals

Prices in the gold market nearly reached two-month highs as inflationary concerns prompted speculator buying.  Prices in the base-metals markets dropped as a result of poor U.S. retail sales and forecasts of ongoing weak industrial demand.

Indices Overview 2
Standard and Poor’s 500 Total Return Index (S&P 500 Index) – A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor’s based on industry representation, liquidity, and stability.  The stocks in the S&P 500 Index are not the 500 largest companies, rather the index is designed to capture the returns of many different sectors of the U.S. economy.  The total return calculation includes the price-plus-gross cash dividend return.

Lehman Brothers U.S. Long Government Index – A benchmark comprised of the Lehman Brothers U.S. Treasury and U.S. Agency indices.  The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Lehman U.S. Government Index.